                                                    EXHIBIT 2.1

                               ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of November 25, 1997, by and among Apparel Technologies France, SARL ("Purchaser"), Cactus Europe SARL dba Ginko, a French corporation (the "Seller") and James Tick, an individual ("Tick") and is based upon the following facts:

                                       RECITALS

     WHEREAS, Seller is in the business of providing digital production of designs, both on paper materials and on fabrics and digital production systems and computers, and related services (the "Business"); and

     WHEREAS, Purchaser desires to purchase and Seller wishes to sell certain of the Seller's Assets, including the clientele, upon the terms and conditions contained herein.


                                      AGREEMENT

     NOW, THEREFORE, in consideration of the promises and agreements hereinafter set forth, the parties hereto agree as follows:

1.  TRANSFER OF ASSETS AND ASSUMPTION OF PERMITTED LIABILITIES;

    1.1 SALE OF ASSETS On and subject to the terms, provisions, and conditions of this Agreement, at the closing of the transactions contemplated hereby (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall acquire, all of the assets, property and rights of Seller, which shall include, without limitation, those items listed on Schedule "A," attached hereto and incorporated herein by this reference (collectively, the "Assets"):

    1.2 LIABILITIES As partial consideration for the transfer of the Assets provided for above, Purchaser shall assume and become responsible for all those certain liabilities (i) specifically listed on Schedule "B," attached hereto and incorporated herein by this reference which includes such liabilities through November 7, 1997 and (ii) all liabilities incurred since November 7 ,1997 which were incurred in the ordinary course of Seller's Business, but in no event to exceed Two Hundred Fifty Thousand French Francs (all of such liabilities being referred to as the "Assumed Liabilities"). Purchaser shall not assume or become liable or responsible for any liability, debt, obligation, duty or responsibility of Seller concerning Seller's Business or the Assets other than the Assumed Liabilities.

    1.3     CONSIDERATION.   As consideration for the transfer of the Assets,
Purchaser has paid Seller the sum of Twenty Thousand Dollars (U.S.$20,000).
Such sum was delivered to Seller in reliance upon the anticipated closing of the transactions contemplated herein.

    1.4 THE PURCHASE PRICE. The purchase price shall be apportioned as follows:

            For intangible assets            14,000 Francs
                                             ------

            For operating equipment         968,000 Francs
                                            -------

            For inventory pursuant          735,000 Francs
                                            -------

            For receivables                 871,000 Francs
                                            -------

                   TOTAL                  2,588,000 Francs
                                          ---------


    Such purchase price shall be paid by (i) the assumption of the debts mentioned in Annex b and (ii) by a cash payment of 120,898 Francs.

    1.5     DECLARATIONS.  The seller declares:

            1.5.1 That the FONDS DE COMMERCE hereby transferred, which it created in the course of 1994, belongs to it;

            1.5.2 That the FONDS DE COMMERCE and the Assets are subject to the liens and security interests described in Schedule none hereto;

            1.5.3 That the operation of the FONDS DE COMMERCE hereby transferred produced annual sales (pre-tax) as follows:

            Fiscal year ended Dec. 31, 1994       5,389,957 Francs
            Fiscal year ended Dec. 31, 1995       7,681,410 Francs
            Fiscal year ended Dec. 31, 1996      10,414,447 Francs

            1.5.4 That the result of operations relating to the said FONDS DE COMMERCE in respect of the past three fiscal years:

            Fiscal year ended Dec. 31, 1994 -(658,194) Francs Fiscal year ended Dec. 31, 1995 -(551,205) Francs Fiscal year ended Dec. 31, 1996 -(1,227,200) Francs

            1.5.5 That the premises where the FONDS DE COMMERCE is operated were let to it pursuant to a 9 year lease effective as of September 1, 1995 signed with SCI Les Sablieres.

    1.6     ACCOUNTING DOCUMENTS.

            1.6.1 Seller has made available to Purchaser for three (3) years from the date hereof all books of general accounts and all records relating to the Business sold. The accounting documents shall remain Seller's property.

            1.6.2 The parties have inventoried on the date hereof the accounting books referred to in the foregoing paragraph.

            1.6.3 In addition, within fifteen (15) days from the date hereof, the parties shall initial the accounting books kept by Seller referring to the past three (3) years prior to execution hereof.

    1.7 REGISTRATION DUTIES. The Purchase Price which is subject to the registration duty referred to under articles 719, 1584 and 1595 of the General Tax Code shall be as follows:

            Intangible assets            14,000 Francs
            Operating assets            968,000 Francs

    Total amount subject to registration Tax: 982,000 Francs

    1.8 AFFIRMATION. Each of the undersigned parties hereby affirms, subject to penalties set forth under article 1837 of the General Tax Code, that the present Agreement sets forth the entire agreed price.

    1.9 REGULARIZATION OF V.A.T. Cette cession etant constitutive du transfert d'une universalite de biens (transmission d'une branche complete d'activites ou de mutation de fonds de commerce) et l'acquereur assujetti a T.V.A., les parties entendent beneficier de la dispense de taxation a la T.V.A. de biens mobiliers d'investissement objet de ce transfert.

            En consequence, l'acquereur s'engage a la T.V.A. les cessions ulterieures desdits biens et a proceder le cas echeant aux regularisaions prevues aux articles 210 et 215 de lAnnexe II C.G.I. qui auraient ete exigibles si le vendeur avait continnue a utiliser ces biens. Il incombera a l'acquereur de declarer en double exemplaire le present engagement aupre du Service des Impots dont il releve.

2.  CONDITIONS PRECEDENT TO THE PERFORMANCE OF THIS AGREEMENT.

    2.1 As conditions precedent to the delivery of the Assets to Purchaser, Purchaser shall have available for immediate delivery to Tick two employment agreements, one agreement with Purchaser, and another with Digital Group, Inc., a U.S. subsidiary of Purchaser's parent corporation, Apparel Technologies, Inc., which agreements shall be in the forms attached hereto as Exhibits "A" and "B" (the "Employment Agreements").

    2.2 As conditions precedent to the transfer of the Assets and assumption of the Liabilities and the delivery of the Employment Agreements to Tick, the Seller shall have available for delivery to Purchaser the following documents:

            A.     Bill of Sale transferring all of Seller's Assets;

            B.     Sublet to Purchaser of any and all Leases;

            C. Assignment of any and all contract rights necessary to transfer any material contracts of Seller;

            D.     All cash and cash equivalents of the Business; and

            E. Any other instrument reasonably requested by Purchaser to vest in Purchaser title to the Assets.

3. The Purchaser hereby expressly waives the escrow formalities provided for by the law of 17 March 1909 and by Article 1684 of the French General Tax Code. The Seller undertakes to use its best efforts to obtain, as soon as possible the release of any objections to the sale and transfer of the Assets which may be made by the creditor's of the Seller, pursuant to Article 3 et seq. of the Law of 17 March 1909, following the required publication of the transfer of the Business provided for herein. The Seller and Tick, further agree to indemnify the Purchaser for any claims made against the Purchaser by any creditor of the Seller objecting to the sale and transfer of the Assets other than claims for Assumed Liabilities, provided that the Purchaser shall promptly notify the Seller and Tick as soon as any such claim may arise.

4.  Intentionally Omitted.

5.  ELEMENTS OF THE BUSINESS.

    5.1     ASSETS TO BE PURCHASED.   The Assets to be transferred to the
Purchaser upon the closing the this transaction are as follows:

            A.     GOODWILL.   The clientele of the Seller attached to the
Business at the time of the Closing.

            B. TANGIBLE ASSETS AND INVENTORY. All the tangible assets of Seller including those listed on Schedule "A" attached hereto.

            C. INTANGIBLE ASSETS. All other intangible assets of the Seller.

            D. CONTRACTS OF SELLER. All material contracts of Seller listed on Schedule "A" attached hereto.

    5.2     EMPLOYEES.

            A. It is hereby acknowledged and agreed that upon the closing of this transaction the employment contracts of each employee of the Seller, specifically including those listed on Schedule 5.2, shall be transferred from the Seller to the Purchaser either by application of Article L122-12 of the Code du Travail or, failing its application, by express agreement between the parties on terms as if it had applied.

            B. It is further expressly acknowledged that upon the transfer of the employment contacts, as provided for above, the Purchaser shall assume all legal and contractual liabilities in respect of all such contracts, including, without limitation, each employee's accrued rights in respect of severance pay and accrued vacation pay, all as further provided in Schedule 6.7 hereof.

6. REPRESENTATIONS AND WARRANTIES OF TICK AND THE SELLER. Tick and the Seller hereby represent and warrant to Purchaser as follows:

    6.1 AUTHORITY. Tick and the Seller have the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

    6.2     THE SHARES.   Tick owns one hundred percent (100%) of the issued
and outstanding shares of the Seller (the "Shares"). There are no other individuals, corporations, partnerships or other entities which own any shares of the Seller.

    6.3     NO PROHIBITION.   No injunction or other court order restraining or
prohibiting the consummation of the transactions contemplated hereby has been issued or is in effect against the Seller or the Assets.

    6.4 EFFECT OF AGREEMENT. Neither the execution, delivery and performance of this Agreement nor the consummation of the terms and conditions contained herein will: (i) conflict with or result in a breach of any provision of the Bylaws of the Seller; (ii) constitute or result in the breach of or conflict with any term, condition or provision of any note, bond, mortgage, indenture or other material contract to which the Seller is a party or by which the Seller or any of its assets may be bound except as set forth on Schedule 6.4 attached hereto; (iii) violate any law, statute, regulation, judgment, order, injunction or decree applicable to the Seller or any of its assets; or (iv) result in any third party having the right to enjoin, rescind or otherwise prevent or impede the consummation of the transaction contemplated herein or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

    6.5     APPROVALS, CONSENTS AND NOTICES.  Except as otherwise disclosed on
Schedule 6.5 attached hereto, the consummation of this Agreement shall not require the consent, approval or notice to any landlord, mortgagee, secured party or other third party.

    6.6 DUE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of France and has full power and authority and all requisite licenses, permits and franchises to own, operate or lease its assets and properties and carry on the business as currently conducted and at all times conducted prior to the effective date.

    6.7     EMPLOYEES - REPRESENTATION OF PERSONNEL.

            A. Attached hereto as Schedule 6.7(A) is a list of all of the name, job description and salary of each of Seller's employees and any accrued vacation time due to each such employee. In addition such schedule shall provide the years of continuous service of each such employee for dismissal purposes.

            B. Attached hereto as Schedule 6.7(B) is a list of the terms of all of the collective bargaining agreements or similar arrangements which the Seller and\or its employees are subject.

            C. Attached hereto as Schedule 6.7(C) is a description of any benefit paid to any Employee other than in cash and of any cash benefit paid to any employee who earns annually an amount in excess of two hundred and fifty thousand French francs (FF 250,000) which is related to sales, profits or performance.

            D. Each contract of employment with each employee, other than those listed on Schedule 6.7(D) hereof, may be terminated by the Purchaser, or any subsequent transferee, at any time without the payment of damages or other compensation not required by law, and upon only the minimum period of notice required.

            E. No director or employee has delivered notice to the Seller of his or her desire to terminate his or her employment. Further, Seller does not owe any amount to any current or former directors or employees, other than the amount due for such individual's current salary and accrued vacation, all as provided herein.

            F. The Seller has not unilaterally granted any employee, and is not required to pay, any employee any pension or other benefit on such employee's retirement, death or disability or on the attainment of a specified age or the completion of a certain number of years of service to the Seller except as required by French law.

            G. Seller is not a party to any dispute with any trade union or other similar organization, nor is Seller aware of any pending or threatened disputes with any trade union or similar organization.

            H. The Seller has, at all times, fully complied with all of its legal obligations relating to the health and safety of its employees and the work environment, and there are no claims for any failure to maintain such a workplace either possible, pending or foreseen whether
                                       6
by any employee or any third party in connection with any accident or injury not fully covered by insurance maintained by the Seller.

            I. The Seller has fulfilled all of its obligations with respect to the prior consultation with all representative's of Seller's employees with respect to the transfer of the business provided for herein.

            J. None of Seller's senior employees have expressed an objection to the Purchaser's acquiring the Business or offered to purchase any part of the Business.

    6.8     FINANCIAL AND BUSINESS RECORDS.  The financial statements as of
June 30, 1997 and November 7, 1997 which have been delivered to Purchaser are accurate, correct and complete in all material respects. Further, such financial statements were prepared in accordance with the books of account and records of the Seller and they present fairly the financial condition and results of operations as of the date and for the periods indicated. There have been no significant changes in the accounting methods or practices of the Seller for the periods evidenced by the financial statements. The Seller has made and kept books and records in sufficient detail to reflect accurately and fairly its activities and transactions. All of the corporate and business books and records have been made available to Purchaser and are in all material respects complete and correct and have been maintained in accordance with good, sound and consistent business practices and the applicable standards for reporting financial information in France.

    6.9 ABSENCE OF CHANGES. Except as set forth on Schedule 6.9 attached hereto, since June 30, 1997, the Seller has not taken, caused, allowed to occur or agreed or committed to do, whether in writing or otherwise, any of the following actions or events:

            A. Create or allow to be created or assume any lien in connection with any Assets of the Seller;

            B. Extend credit in the sale of products, collection of receivables, or otherwise, other than in the ordinary and regular course of business consistent with past business practices;

            C. Borrow any money or guaranty any debt for borrowed money except in the ordinary course of business consistent with past practices, nor has the company incurred any material liability or obligation or issued any debt securities or assumed, guarantied, endorsed, or otherwise as an accommodation, become responsible for the obligations of any other individual or entity;

            D. Enter into any employment contracts or agreements whether written or oral or any amendments of any existing employment bonus, severance, overtime or contracts, nor increased any salary or other form of compensation payable to any director, officer, executive or employee of the Seller, except for such increases which are consistent with the Seller's past practices and which are in the ordinary course of business;

            E. Dispose of, mortgage or encumber any of the Assets, properties, rights or claims of the Seller other than sales of inventory in the ordinary course of business and in a manner consistent with past practice;

            F. Engage in or enter into any material transaction of any nature not expressly provided for herein involving the Seller except transactions which are in the ordinary course of business and consistent with past practice and prudent business practices;

            G. Purchase, lease or otherwise acquire any real estate or any interest therein;

            H. Declare, set aside or pay any dividend or transfer any funds or assets from the Seller to Tick or make any distribution in connection with the Seller's capital stock; and

            I. Authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class, or grant any option, warrant or other right to purchase any shares of its capital stock.

    6.10    ASSETS.   Seller has and will transfer to Purchaser good and
marketable fee simple title to the Assets, free and clear of any liens, claims or encumbrances. The Assets include without limitation all assets necessary for the conduct of the Business as currently conducted.

    6.11 RECEIVABLES. All of the Seller's receivables are due and valid and have arisen in the ordinary course of business against account debtors for goods or services delivered or rendered. Such receivables will not be subject to any set offs, discounts, credits, reductions, defenses off-sets or counterclaims except as specifically provided for on Schedule 6.11 attached hereto or as provided for on the Seller's financial statements delivered pursuant to this Agreement.

    6.12    CUSTOMERS, CONTRACTORS AND SUPPLIERS.  Except as set forth on
Schedule 6.12 attached hereto, all outstanding contracts and orders with customers, contractors and suppliers were entered into by or on behalf of the Seller in the ordinary course of business and consistent with past practice. Except as otherwise set forth herein there are no agreements with customers, contractors or suppliers which presently adversely effects the business of the Seller, nor will the execution, delivery and performance of this Agreement, the consummation of the transaction contemplated hereby, or the fulfillment of the terms hereof materially adversely effect the relationship of the Seller with any major customer, contractor or supplier.

    6.13    INTELLECTUAL PROPERTY.

            A. TRADEMARKS, PATENTS, ETC.. Schedule 6.13(A) attached hereto sets forth an accurate, correct and complete list and summary description of: (i) all patents, patent licenses, copyrights, trade secrets, trademarks, service marks, franchises, service names, trade names, and assumed/fictitious business names and all registrations and applications therefor which the Seller owns or has rights to, used in, or necessary for, the operation of the Business as currently conducted; and (ii) all licenses and other agreements relating to any designs, drawings, patterns, specifications, patents, patent licenses, copyrights, trade secrets, trademarks, service marks, franchises, service names, trade names, and assumed/fictitious business names and all registrations and applications therefor which the Seller owns or has rights to, including, all existing designs, drawings, patterns and specifications owned by the Seller for all articles offered for sale, used in production, or for all forthcoming articles, designs, drawings, patterns and specifications produced for but not used by the Seller and all copyrights related thereto, used in, or necessary for, the operation of the Seller's business as currently conducted (collectively, the "Intellectual Property"). To the best of the Seller's or Tick's knowledge, after due inquiry, the Seller is not infringing upon any patent, patent license, trade secret, trademark, trade secret, copyright, service mark, franchise, service name, trade name, or assumed name or application or registration therefor which is owned or held by or pending with respect to any person or entity, and there is no claim or action by any such person or entity pending or threatened with respect thereto. Seller and Tick have no right to use the name "Cactus Europe SARL" or any similar name and will discontinue use of such name as of the Closing Date.

            B. TRADE SECRETS, PROPRIETARY INFORMATION AND KNOW-HOW. All information in the nature of trade secrets or proprietary information relating to the Business is owned solely and exclusively by the Seller and the Seller has been responsible for the development of such information. All such information has been maintained in confidence and shall be in the possession of the Seller at Closing.

            C. SOFTWARE AND INFORMATION SYSTEMS. The Seller has all necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used in the Seller's business (collectively the "Software").

                   Schedule 6.13(C) attached hereto sets forth an accurate, correct and complete list and summary description of all Software and identifies (i) Software which is owned by the Seller and any licenses thereof; (ii) Software which is licensed to the Seller ; (iii) any other Software in which the Seller has any use, possessory or proprietary rights; and (iv) all pending Software development projects, together with an identification of the persons undertaking such projects. Except as set forth on Schedule 6.13(C), with respect to the Software: (i) all Software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by the Purchaser; (ii) no proprietary rights in any Software have been transferred, whether by sale, assignment or license, or have been lost for any reason, within the past five (5) years; (iii) no Software has been used, divulged or appropriated for the benefit of any other person to the detriment of the Seller;
                   (iv) the Seller's rights in the Software are free and clear of any Liens; (v) the Seller has taken appropriate measures to protect the value of the Software; and (vi) the Seller has received no notice of any violation of trade secret rights, copyrights or other proprietary rights with respect to any Software and knows of no basis therefor.

            D. The Seller has conducted a review of its Software and computer systems to determine what, if any, impact the year 2000 will have upon its operations. Schedule 6.13(D) contains an analysis of the impact of the year 2000 upon the business and operations of the Seller.

    6.14 NO UNDISCLOSED LIABILITIES, CLAIMS, ETC. Except for (i) liabilities fully reflected or reserved against in the financial statements provided pursuant hereto and (ii) regular and usual liabilities and obligations incurred in the ordinary course of business consistent with past practices after the date of the financial statements, the Seller has no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise). Such representation and warranty includes liabilities, obligations or claims which may become known or arise only after the Closing and which result from actions, omissions or occurrences of the Seller prior to the Closing.

    6.15 CONTRACTS. Schedule 6.15 contains a schedule of, and copies of, all Contracts to which the Seller is a party. The term "Contracts" shall be deemed to include, but shall not be limited to, all oral or written contracts, agreements, agency agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements, collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements (except there shall not be included (a) agreements with supplies or subcontractors in the ordinary course of the Seller's business which do not exceed, in the case of any one agreement, an obligation of $10,000 and in the case of all agreements with a single party, an aggregate obligation of $50,000, and (b) any agreement not with a supplier or subcontractors which is in the ordinary course of the Seller's business and (i) which does not exceed, in the case of any one agreement, an obligation of $5,000 and in the case of all agreements with a single party, an aggregate obligation of $10,000). Any Contract listed on and included as part of any other Schedule to this Agreement shall be deemed to be listed on and included as part of
Schedule 6.15. The Seller is not in default or alleged to be in default under any Contract nor is the Tick aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract. All of the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, and will remain in full force and effect after the Closing without any notice to or consent by the other parties thereto. The enforceability of the Contracts is limited by the rights of the other party in the event of bankruptcy, moratorium, insolvency and other laws affecting the enforceability of creditors' rights generally, provided, however, the Seller has not received notice and does not have reason to believe that any of the other parties to the Contracts that are a party to bankruptcy proceedings.

    6.16 TRUE AND COMPLETE COPIES. The copies of all Contracts and other documents delivered and to be delivered hereunder by Tick and\or the Seller are and will be true and complete copies of such agreements, contracts and documents.

    6.17    TITLE AND RELATED MATTERS.  Except as set forth in Schedule 6.17
(i) the Seller has good and marketable title to all of the properties and assets reflected in the Seller's financial statements delivered pursuant hereto or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practices) including, without limitation, the specific assets referred to in paragraphs (A) and (B) below, free and clear of all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character, except as reflected in the Seller's financial statements delivered pursuant hereto. The Seller owns or leases, directly or indirectly, all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the Business of the Seller as presently conducted.

            A. REAL PROPERTY. The Seller has not owned in the past, now owns, nor will own prior to or on the Closing Date, any real property or interest in real property other than the leases (and improvements thereon) described in Schedule 6.17. The Seller is not a tenant under any lease of real property except as described in Schedule 6.17. With respect to the leased real property described on Schedule 6.17 and except as otherwise specifically set forth herein: (i) all such leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto; (ii) there have not been and there currently are not any defaults thereunder by any party thereto; (iii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling the lessor to terminate the lease; and (iv) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will in no way be affected by the transactions contemplated by this Agreement. Except as shown on
                   Schedule 6.17, each parcel of real property, building, structure and improvement leased by the Seller
                   (collectively the "Premises") conforms to all applicable Laws, including zoning regulations, none of which will, upon the sale of the Assets to Purchaser, prohibit the use of such properties, buildings, structures or improvements, for the purposes for which they are now utilized.

            B. INVENTORIES. The Seller has the proper amount of inventories to conduct its Business consistent with past practices. There has not been since the date of the financial statements delivered pursuant hereto, any provision for markdowns or shrinkage with respect to inventories other than in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Purchaser.

    6.18 TAX MATTERS. All taxes arising under the Code Generale des Imports or any other jurisdiction within which the Seller is subject to tax including, without limitation, any income, profits, employment, social security, sales, use, occupation, excise, real property, personal property or ad valorem taxes or any license or franchise fees or taxes (collectively, "Taxes"), due and payable by the Seller have been paid; all Taxes not yet due have been fully accrued on the books of the Seller and adequate reserves have been established therefor; the charges, accruals and reserves which have been provided on the financial statements delivered pursuant hereto for all fiscal periods prior to and ending at June 30, 1997 and November 7, 1997, respectively, are adequate; there are no unpaid assessments for additional Taxes for any fiscal period nor is there any basis therefor not provided for in said financial statements. The Seller has duly and timely filed all federal, state, local and foreign income tax returns and all other returns heretofore required to be filed with respect to all Taxes. Attached hereto as Schedule 6.18 are copies of all foreign, federal, state and\or local tax returns filed by the Seller over the past three (3) years.

    There are no tax liens on any assets of the Seller and no basis exists for the imposition of any such liens. No adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, threatened, asserted or assessed against the Seller. The Seller is not involved in any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by the Seller or with respect to any tax returns previously filed by or on behalf of the Seller. The Seller has not filed any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons to represent the Seller with respect to any Tax. No consent, agreement or other undertaking has been filed by the Seller in connection with any Tax.

    6.19    ENVIRONMENTAL.  Except as described on Schedule 6.19:

            A. The operations and activities of the Seller comply, and have in the past complied, in all respects, with all Environmental Laws and Regulations (as hereinafter defined). There are no pending or currently proposed changes to any Environmental Laws and Regulations which, when implemented or effective, may affect the operations of the Seller.

            B. The Seller has obtained and is and has been in full compliance with all requirements, permits, licenses and other authorizations which are required with respect to the Seller's operations, as well as the transactions contemplated hereby under all Environmental Laws and Regulations. Schedule 6.19 lists each such permit, license or other authorization.

            C. There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the best knowledge of Tick or the Seller, threatened against the Seller relating in any way to any Environmental Laws and Regulations.

            D. The Seller has not caused or experienced any past or present events, conditions, circumstances, plans or other matters which: (i) are not in compliance with all Environmental Laws and Regulations; (ii) may give rise to any statutory, common law, or other legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation based on or relating to Hazardous Materials (as defined hereinafter) including, without limitation, such matters relating to any property owned, leased or utilized by the Seller at any time; (iii) arise from inventory of or waste from Hazardous Materials; or (iv) arise from any off-site disposal, release or threatened release of Hazardous Materials.

            E.     Intentionally left blank.

            F. No employee or former employee of the Seller has been exposed to any Hazardous Material owned, produced or utilized by the Seller.

            G. The Seller has not received any notice or indication from any governmental agency or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by or resulting from any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous

                   Materials. Neither Seller, nor Tick is aware of any facts which might give rise to such notices.

            H.     Intentionally left blank.

            I. Schedule 6.19 contains complete copies of all environmental investigations, assessments, audits, studies, tests and related materials in possession of either the Seller or Tick known to exist, which relate to the current or prior operations of the Seller or any real property now or previously owned, operated, leased or utilized by the Seller.

            J.     As used in this Agreement:

               (1) "ENVIRONMENTAL LAWS AND REGULATIONS" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any federal, state, European Union, foreign or local law, ordinance, regulation, code, plan, order, decree, judgment, injunction, notice, decision or demand letter issued, entered or promulgated pursuant to any federal, state, European Union, local or foreign law, applicable in all countries where the Corporation carries out or has carried out its business or activities or with which it has or has had a direct or indirect contractual relationship, relating to pollution, nuisance, health and safety, the environment, the installations class ees (as defined under
                   French Law n   /6-663 of 19 July 1976) or any Hazardous
                   Material.



              (2) "HAZARDOUS MATERIALS" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal, European Union or foreign authority. Hazardous Materials include, without limitations, petroleum, asbestos, polychlorinated biphenyl and anything which is defined as pollutant and/or hazardous substance and/or contaminant under the laws of any federal, state, local, European Union or foreign authority, applicable in all countries where the Corporation carries out or has carried out its business or activities or with which it has or has had a direct or indirect contractual relationship.

    6.20 LITIGATION. Except as set forth on Schedule 6.20 attached hereto, neither the Seller nor Tick is engaged in or a party to or threatened with any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation relating to the Seller, its business or the Assets, and further, neither the Seller nor Tick knows of, anticipates or has notice of any basis for any such action. There is no order or injunction issued prohibiting consummation of the transactions contemplated hereby. There is no judicial, administrative or other proceeding, investigation or inquiry pending or threatened seeking to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which could reasonably be expected to: (i) impair or interfere in any material respect with Purchaser's ownership or operation of the Business; (ii) reduce or materially adversely affect the value of the Business; or (iii) result in any material liability to the Purchaser.

    6.21 NO BROKERS. The Seller has not retained or engaged an investment banker, broker, finder, agent or similar intermediary or incurred a liability or obligation for brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

    6.22 FULL DISCLOSURE AND CONTINUITY. The representations and warranties of the Seller and Tick contained in this Agreement and each Schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. There is no fact, presently known to the Seller and\or Tick which materially adversely affects the Business, operations, properties, prospects or condition, financial or otherwise, of the Seller or its business or the ability of the Seller to fully perform under the terms of this Agreement and the transactions contemplated hereby, which has not been set forth or described in this Agreement or in a Schedule, certificate or other written statement delivered pursuant to this Agreement. All of the Seller's and Tick's representations and warranties contained herein shall survive for a period of one (1) year following the Closing.

7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

    7.1 EFFECT OF AGREEMENT. Neither the execution, delivery and performance of this Agreement nor the consummation of the terms and conditions contained herein will: (i) conflict with or result in a breach of any provision of the Bylaws of the Purchaser; (ii) constitute or result in the breach of or conflict with any term, condition or provision of any note, bond, mortgage, indenture or other material contract to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound except as set forth on
Schedule 7.1 attached hereto; (iii) violate any law, statute, regulation, judgment, order, injunction or decree applicable to the Purchaser or any of its assets; or (iv) result in any third party having the right to enjoin, rescind or otherwise prevent or impede the consummation of the transaction contemplated herein or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

    7.2     APPROVALS, CONSENTS AND NOTICES.  Except as otherwise disclosed on
Schedule 7.2 attached hereto, the consummation of this Agreement shall not require the consent, approval or notice to any landlord, mortgagee, secured party or other third party.

    7.3     DUE ORGANIZATION.     Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of France and has full power and authority and all requisite licenses, permits and franchises to own, operate or lease its assets and properties and carry on the business as currently conducted and at all times conducted prior to the effective date. Purchaser is duly licensed and qualified to do business as a foreign corporation or otherwise, as appropriate, and is in good standing in all other jurisdictions where by the nature of its business or the character and location of its property, a failure to be so licensed or qualified would have a material adverse affect upon its business or its assets, or where such failure to qualify would materially affect the ability of Purchaser to enforce any of its rights. The authorizations, approvals, orders and certificates of and from and all declarations and filings with all federal, provincial, local, and other governmental authorities and all courts and other tribunals to own, lease, license, sue and operate its properties and assets and conduct is business as presently conducted and at all times conducted prior to the effective date where the failure to possess such consents and other documents would have a material adverse effect on its condition, financial or otherwise.

    7.4 AUTHORITY. Purchaser has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

    7.5 NO BROKERS. The Purchaser has not retained or engaged an investment banker, broker, finder, agent or similar intermediary or incurred a liability or obligation for brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

    7.6 COMPLETENESS OF INFORMATION. The representations and warranties of the Purchaser contained in this Agreement and each Schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects, do not contain any untrue statement of a material fact or, considered in the context in which presented, nor to the best of Purchaser's knowledge after due diligence, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. There is no fact, presently known to the Purchaser, which materially adversely affects the ability of the Purchaser to fully perform this Agreement and the transactions contemplated hereby, which has not been set forth or described in this Agreement or in a Schedule, certificate or other written statement delivered pursuant to this Agreement.

8.  PRE-CLOSING REQUIREMENTS.

    8.1 NOTIFICATION OF MATERIAL EVENTS. The Seller and Tick, on the one hand, and the Purchaser, on the other hand, will each give prompt notice to the other of material events or matters, as follows:

            A. the occurrence, or failure to occur, of any event the occurrence or failure of which would, or would be likely to, cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing;

            B. any failure on their respective parts or on the part of any of their officers, directors, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement;

            C. any notice or communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

            D. any actions, suits, claims, investigations or proceedings commenced or, threatened, against, relating to or involving or otherwise affecting the Seller or its business that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relate to the consummation of the transactions contemplated by this Agreement.

    8.2 DISCLOSURE SCHEDULES. Each Party shall have the right to deliver to any other party a written disclosure schedule as to any material matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached. Each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. The non-disclosing party shall have until Closing to notify the disclosing party that: (i) it will close notwithstanding the new disclosure; or (ii) it will not close based on such new disclosure.

    8.3 INSURANCE. The Seller shall maintain all insurance coverage insuring the Seller and the Business through the Closing.

    8.4 TRANSACTIONS WITH AFFILIATES. Neither the Seller or Tick will, nor will they permit, any of their affiliates to, purchase any asset or services of any description from, or sell any asset or service of any description to, the Seller, except as set forth on Schedule 8.4 attached hereto.

    8.5 EXCLUSIVITY. From the date hereof, Tick shall not, nor shall he permit the Seller to take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Seller or its Business or any property, assets or securities related thereto, and Tick will promptly inform the Purchaser of the existence of any such inquiry, proposal, expression of interest or offer and shall not without the written consent of the Purchaser furnish any information to or participate in any discussions or negotiations with any other person or entity regarding the same.

    8.6 BEST EFFORTS AND COOPERATION. Each of the parties shall use his or its best efforts to consummate the transactions contemplated hereby and to cooperate with each other in any reasonable arrangement to achieve that end.

9. ANNOUNCEMENT. Following the execution of this Agreement, the parties shall approve a joint announcement so as to satisfy the requirements of public disclosure applicable to the parties, such approval not to be unreasonably withheld by any party. In addition, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

10. EXPENSES. Each party shall bear all of his or its own costs and expenses incurred in connection with the transactions contemplated hereby.
Notwithstanding the foregoing, Purchaser shall bear all costs, duties, registration duties, V.A.T., legal publication fees and registration charges and any similar expenses incurred in relation to the transaction provided for herein.

11. INDEMNIFICATION.

    11.1 SURVIVAL OF INDEMNIFICATION. The obligation of indemnification set out in this Article 11 shall: (i) in the case of indemnification arising from the breach of any of the representations or warranties contained herein, survive for a period of one (1) year following the Closing (the "Survival Period") and
(ii) in the case of indemnification for all other matters, survive the Closing for a period of one (1) year from the date of the applicable breach. Any Indemnification Claim (as hereinafter defined) for breach of any of the representations and warranties subject to the Survival Period must be asserted in writing prior to the end of the Survival Period, and if asserted in writing on or before the Survival Period, such claims shall survive until resolved or judicially determined, and if not so asserted, then the Parties shall be forever estopped and prohibited from asserting any such indemnification claim hereunder.

    11.2 INDEMNIFICATION OF THE PURCHASER. In addition to his and its obligation to indemnify the Purchaser as otherwise set forth herein, Tick and the Seller shall indemnify and hold the Purchaser harmless against and in respect of the following: any and all claims, demands, losses, costs, expenses (including court costs and reasonable attorney fees), obligations, liabilities, damages, suits, causes of action, deficiencies, taxes, interest on taxes, or penalties (collectively the "Indemnification Claims") that the Purchaser and\or the Business may suffer or incur which arise or result from or relate to any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of the Seller hereunder or under any other agreement, certificate, or other document contemplated or furnished (or to be furnished) hereunder. Any amount due hereunder shall bear interest at the reference rate at the Bank of America, N.A., from the date any such expense or cost is incurred or any claim, liability or other payment is made to a third party claimant, or in connection with any such claim. The Purchaser's rights hereunder are cumulative and shall be in addition to all other rights and remedies available at law or in equity.

    11.3 MAXIMUM AMOUNT OF INDEMNIFICATION. Notwithstanding the amount of the claim for indemnification, in no event shall either Seller or Tick be obligated to indemnify Purchaser for any amount in excess of the then current fair market value of forty thousand (40,000) shares of Apparel Technologies, Inc. common shares, as traded on the NASDAQ Stock Exchange which shares shall be valued as of the date the claim is settled, or, if such shares are sold by Tick prior thereto, the value of the shares as of the date of sale. Seller and Tick's maximum liability for indemnification claims shall be an aggregate amount to apply to any and all claims made pursuant to this provision.

    11.3    INDEMNIFICATION OF THE SELLER AND TICK.   In addition to its
obligation to indemnify the Seller and Tick as otherwise set forth herein, the Purchaser shall indemnify and hold Tick harmless against and in respect of any and all Indemnification Claims, plus interest at the reference rate set forth in Section 11.2 herein, from the date the Indemnification Claim is actually incurred by Tick, that Tick may suffer or incur which arise or result from or relate to any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of the Purchaser hereunder or under any other agreement, certificate, or other document contemplated or furnished (or to be furnished) hereunder.

    11.4    NOTICE AND CLAIM PROCEDURE.

            A. GENERAL REQUIREMENTS. Any party who or which may be entitled to a right to recover indemnification pursuant to this Agreement (the "Indemnified Party"): (i) shall give the persons or entities required to make such indemnification (the "Indemnifying Party") notice (which shall include all facts known to the Indemnified Party giving rise to such right and an estimate of the amount thereof) of the Indemnification Claim and any Third Party Claim (as hereinafter defined) relating to such right promptly after receipt or becoming aware thereof; (ii) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim; (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent, unless the Indemnifying Party has elected to assume the exclusive defense of such Claim, shall not be unreasonably withheld or delayed); and (iv) shall permit the Indemnifying Party, if it so elects, to assume the defense of such Third Party Claim (including, except as provided below, the compromise or settlement thereof) at its own cost and expense, PROVIDED, HOWEVER, that in such event the Indemnified Party shall have the right to approve the Indemnifying Party's choice of legal counsel, which approval shall not be unreasonably withheld. For the purposes of this Agreement, "Third Party Claim" shall mean any Indemnification Claim by any third party which gives rise or could reasonably be expected to give rise to a right of indemnification hereunder.

            B.     CONSULTATION AND CONSENT.  If the Indemnified Party shall:
                   (i) fail to notify or to consult with the Indemnifying Party with respect to any Third Party Claim in accordance with subparagraph (a)(i) or (a)(ii) above (which failure shall have a material and adverse effect upon the Indemnifying Party); or (ii) consent to the settlement or compromise of any Third Party Claim without having received the written consent of the Indemnifying Party (unless, if the Indemnifying Party has not elected to assume the defense of such Claim, the consent of the Indemnifying Party is unreasonably withheld or delayed), then the Indemnifying Party shall be relieved of its indemnification obligation with respect to such Third Party Claim under this Agreement.


            C. DEFENSE OF CLAIM. If the Indemnifying Party shall elect to assume the defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election. The Indemnifying Party shall not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the party which defends any Third Party Claim shall, to the extent required by applicable insurance policies, share or give control thereof to any insurer with respect to such Claim.

12. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Purchaser:

    12.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by the Seller and Tick herein shall be true and correct on the date of this Agreement and on the date of the Closing with the same effect as though made on such date; the Seller and Tick shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by him prior to the Closing. Tick shall have, and shall have caused the Gerant of the Seller to have delivered to Purchaser a certificate, dated as of the Closing Date, in the form designated Schedule 12.1 hereto, certifying to such matters and conditions contained in this Section 12 of this Agreement.

    12.2 CONSENTS AND APPROVALS. All consents from third parties, regulators and governmental agencies required to consummate the transactions contemplated hereby, or which, either individually or in the aggregate, if not obtained, would cause an adverse effect on the Seller's financial condition or business shall have been obtained and delivered to Purchaser.

    12.3 OPINION. Purchaser shall have received an opinion of Tick's and the Seller's counsel, dated as of the Closing Date, substantially in the form attached hereto as Schedule 12.3.

    12.4 NO ADVERSE CHANGE. There shall have been no adverse change since the date of the financial statements which were delivered in conformity with the provisions hereof in the business, prospects, financial condition, or operations of the Seller.

    12.5 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against Tick, the Seller or the Purchaser or any of their respective principals, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

    12.6    FINANCIAL AND OTHER REVIEW.   Purchaser, its legal counsel,
accountants, consultants and other appointed representatives shall have completed a full review of the Seller and its business and prospects (at Purchaser's expense), the results of which shall be satisfactory to Purchaser in its sole and absolute discretion.

    12.7 OTHER DOCUMENTS. Tick will furnish or cause the Seller to furnish Purchaser with such other and further documents and certificates as Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

13. CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND TICK. Each and every obligation of the Seller and Tick under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Tick:

    13.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by Purchaser herein shall be true and correct on the date of this Agreement and on the Closing with the same effect as though made on such date; Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing; Purchaser shall have delivered to the

Seller a certificate of its President, dated as of the Closing certifying to the fulfillment of the conditions set forth herein, in the form designated Exhibit "B" and the other conditions contained in this Section 13 of this Agreement.

    13.2 NO PROCEEDING OR LITIGATION. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, or threatened, against Purchaser, the Seller or Tick, or any of their respective principals, officers or directors, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

    13.3 OPINION OF COUNSEL. The Seller shall have received an opinion of counsel to Purchaser dated the Closing Date substantially in the form of
Schedule 13.3.

    13.4 EMPLOYMENT AGREEMENT. Purchaser shall furnish Tick with Employment Agreements in the forms provided for in Section 2.1 hereof.

14. CLOSING. The closing shall take place at the offices of Levine & Okoshken, Paris, France at 10:00 a.m. on the 25th day of November, 1997, or such other day as the parties here to shall determine (the "Closing").

15. NOTICES. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly delivered: (i) on the date of delivery if by personal delivery; (ii) on the date of transmission with confirmed receipt by telephone if delivered by telecopier; or (iii) on the date on which return receipt is signed or delivery is refused if dispatched by certified or registered first class mail, Federal Express or similar service, postage prepaid, return receipt requested, to the Party to whom the same is so given or made:
            If to Tick:                James Tick
                                       19 Quai de La Seine
                                       75019 Paris France
                                       Telephone  01 44720999

            If to the Seller:          Cactus of Europe
                                       15 Rue des Entrepreneurs
                                       78420 Carrieres Sur Seine
                                       Telephone 01 3086 2104
                                       Facsimile  01 3086 2106

            If to the Purchaser:       Apparel Technologies, Inc.
                                       2300 South Eastern Avenue
                                       Commerce, California 90040
                                       Telephone: (213) 725-4955
                                       Facsimile:  (213) 274-3440

            A Copy of all
            Notices to:                Jeffrey H. Kapor, Esq.
                                       Katz, Hoyt, Seigel & Kapor LLP
                                       11111 Santa Monica Boulevard, Suite 820
                                       Los Angeles, California 90025

16. CHANGES. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by each of the parties hereto.

17. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

18. HEADINGS. The headings of the various sections of this Agreement have been included for convenience of reference only and shall not be deemed to be part of this Agreement.

19. SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20. TERMINATION. This Agreement and the terms and provisions hereof may be terminated: (i) by the mutual agreement of the parties at any time prior to the Closing; (ii) by the Seller in the event of a material misrepresentation or breach of warranty hereunder by the Purchaser; (iii) by the Purchaser in the event of a material misrepresentation or breach of warranty hereunder by either Tick or the Seller; (vi) by either party if such terminating party shall determine in its reasonable judgement that the transaction has become inadvisable or impracticable by reason of the institution of the threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against Purchaser or Tick; (v) by either Tick, Seller or the Purchaser if the transactions contemplated herein have not been consummated by November 30, 1997 and no extensions have been agreed to by both parties or (vi) by any party in the event the business, assets or financial condition of either the Purchaser or the Seller have been materially adversely affected since June 30, 1997, whether by changes in development or operations in
the ordinary course of business or otherwise.   In any of such events, this
Agreement shall become void and have no effect, and each Party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any Party or its directors, officers or shareholders.

21. GOVERNING LAW. This Agreement is to be governed by and construed according to the laws of the State of California and the United States of America without reference to its rules regarding conflicts of laws, and any claims arising hereunder shall be prosecuted therein. The parties consent to the exclusive jurisdiction of the courts of the State of California and hereby waive all objections to such jurisdiction and venue.

22. INTERPRETATION.   All pronouns and any variations thereof shall be deemed
to refer to the masculine feminine or neuter, singular or plural as the context requires. Unless otherwise specified, all dollar amounts in this Agreement are
in U.S. Dollars.   The parties each agree that each of them and their respective counsel have reviewed carefully this Agreement and participated in its negotiation and preparation. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

23. ENTIRE AGREEMENT. This Agreement and the exhibits, schedules, and attachments hereto sets forth the entire agreement by and among the parties and supersedes all other agreements and understandings, whether oral or written, by and between the parties and their respective officers, directors, or employees relating to the subject matter hereof.

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


The Seller:
                                  Cactus of Europe SARL, a French corporation


                                  By: /s/ James Tick
                                      -------------------------------
                                  Its:      Gerant
                                      -------------------------------


Tick:

                                  /s/ James Tick
                                  -------------------------------
                                  James Tick, individually

Purchaser:
                                  Apparel Technologies France SARL,
                                  a French corporation


                                  By  /s/ Samuel S. Guzik
                                      -------------------------------
                                      Samuel S. Guzik,  Attorney in Fact

                                 DIGITAL GROUP, INC.
                                2300 S. Eastern Avenue
                              City of Commerce, CA 90040

                                  November 25, 1997


                                      EXHIBIT A


James Tick
19 Quai De La Seine
75019 Paris France


                                 EMPLOYMENT AGREEMENT

Dear Mr. Tick:

    When executed by you ("Employee"), and by a duly authorized representative of Digital Group, Inc., a California corporation ("Company"), and upon the successful closing of the transaction between Apparel Technologies, France SARL, yourself and Cactus Europe SARL, a French corporation, this Employment Agreement ("Agreement") will set forth the terms and conditions of Employee's employment with Company.

1.  SERVICES

         1.1. EMPLOYMENT Company employs Employee during the Term (as hereinafter defined) to serve as a Vice President ("Services"). Employee's duties shall be determined by the President and the Board of Directors of Company reasonably consistent with Employee's position. Employee shall comply with all of the reasonable and customary employment policies of the Company. The Services shall be generally performed at the principal offices of Company. In addition, the Services may be performed by Employee from time to time on a temporary travel basis at such other locations as Company shall reasonably request, consistent with its reasonable business needs. Employee agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by an employee in Company's business.

         1.2 REPORTING REQUIREMENTS   Employee shall report to Company's
President and Board of Directors.

         1.3 DUTIES Employee's responsibilities hereunder shall be determined from time to time by the President and the Board of Directors of Company and shall be reasonably consistent with Employee's position and past employment duties.

         1.4 TERM/EXCLUSIVITY

              1.4.1 The Term of this Agreement shall commence on the closing date of the transaction referred to in the first paragraph hereof and shall end on the third anniversary of the said Closing, unless sooner terminated in accordance with the provisions of this Agreement (the "Term"). The parties may agree to extend the Term of this Agreement for an additional three (3) year period (the "Renewal Period"). The financial terms and conditions applicable during any Renewal Period shall be negotiated by the parties during the last sixty (60) days of the Term hereof.

              1.4.2 The Services shall be rendered on a part-time basis and shall require approximately twenty five percent (25%) of Employee's time throughout the course of each year in the United States. Employee acknowledges that his performance and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, and that a breach by Employee of the terms of this Paragraph and Paragraph 1.5 will cause Company irreparable injury. Employee acknowledges that Company is closing the transaction referred to in the first paragraph hereof in reliance upon Employee entering into and performing under this Agreement. Employee agrees that Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Paragraph or Paragraph 1.5, which shall be in addition to any other rights or remedies to which Company may be entitled. Any action for breach of this Paragraph or Paragraph 1.5 is not subject to arbitration pursuant to Paragraph 4.6.


         1.5 CONFIDENTIALITY Employee acknowledges that his services will, throughout the Term, bring Employee into contact with many confidential affairs of Company, including, without limitation, information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs, methods, plans for future development, and other information not readily available to the public and which gives Company a competitive advantage in the market, or the ability to obtain such competitive advantage. In recognition of the foregoing, Employee covenants and agrees as follows:

              1.5.1 Employee will keep secret all confidential matters of Company (unless such confidential matters become public through no fault of Employee) and will not disclose them to anyone outside of Company, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Employee's Services during the Term or as may be required by law; and

              1.5.2 Employee will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's business, which Employee obtained while employed by Company or otherwise serving or acting on behalf of Company, or which Employee may then possess or have under his control.


2.  COMPENSATION

    As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, Company agrees to pay to Employee the compensation set forth below:

         2.1 FIXED COMPENSATION.

              2.1.1 GENERALLY Employee shall be entitled to receive fixed compensation in the amount of Thirty Five Thousand Dollars (US$35,000) payable on the Company's regular paydays subject to any statutory withholdings which Company may make for income tax or other purposes ("Fixed Compensation").

              2.1.2 ADJUSTMENTS TO FIXED COMPENSATION Employee's Fixed Compensation may be adjusted by Company at the sole and absolute discretion of the Company's President and Board of Directors. However, the parties agree that during the Term, Employee's Fixed Compensation shall not be less than Thirty Five Thousand Dollars (US$35,000) annually.

         2.2 BONUS COMPENSATION. If Employee receives compensation from his French Employer equal to or in excess of One Hundred Fifty Seven Thousand Dollars ($157,000) and Apparel Technologies, Inc., the Company's parent corporation is operating profitably, Employee shall be paid an addition Eighteen Thousand Dollars ($18,000) as bonus compensation ("Bonus
Compensation").   All Bonus Compensation is subject to statutory withholdings
which Company may make for income tax or other purposes.   Any such Bonus

Compensation shall be paid in accordance with the schedule provided by the President and Board of Directors in the profitability plan.

         2.3  ADDITIONAL COMPENSATION IN THE FORM OF SHARES.   On the date
which is one year from the date first written above, Company's parent corporation, Apparel Technologies, Inc. ("APTX") will issue Employee forty thousand (40,000) shares of APTX authorized and outstanding common stock which shares are listed on the NASDAQ National Market. In addition, Employee is hereby granted options to purchase forty thousand (40,000) shares of APTX common stock at an exercise price equal to the market value on November 25, 1997, subject to approval and amendment of APTX's Stock Option Plan by its shareholders increasing the number of authorized option shares. The Option granted herein shall vest in two equal installments of twenty thousand shares, first on November 25, 1998 and then on November 25, 1999 (collectively the
shares granted herein shall be referred to as "APTX Shares").   In the event
that between the date of execution hereof and the date of any grant of APTX shares provided for herein, APTX shall effect a stock split, stock dividend, reverse stock split, spin off or similar change in its common stock, there shall be an equitable adjustment of the number of APTX Shares to be issued to Employee under this Agreement. Employee represents and warrants that he has been advised of the nature of the issuance of the APTX Shares and that he recognizes that such shares are subject to Rule 144 of the Securities and Exchange Commission. Employee acknowledges that he must hold the APTX Shares at least one year from the date of their issuance and any subsequent sale of the APTx Shares must be effected through a brokers transaction. The 40,000 shares to be issued on November 25, 1998, shall vest immediately upon effectiveness of this Agreement. Options shall vest only if (a) Employee is employed on the vesting date or (b), Employee is terminated by the Company without "good cause" prior to any scheduled vesting date.

         2.3 VACATION AND OTHER BENEFITS. Due to the part-time nature of Employee's employment hereunder, Employee is not entitled to receive any vacation, nor any other benefits available to other employees of the Company.

3 EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

    Employee represents and warrants to Company that Employee has the capacity to execute, deliver and perform pursuant to this Agreement, and that his execution, delivery and performance pursuant to this Agreement will not result in a breach of any contract or agreement to which Employee is a party. Employee agrees to indemnify Company for any and all claims, demands, damages, liabilities, losses and causes of actions arising out of a breach by Employee of the foregoing representations and warranties.

4 TERMINATION

         4.1 TERMINATION BY COMPANY

              4.1.1 EMPLOYEE'S MATERIAL BREACH Company shall have the right, at its election, to terminate the Term for breach, by written notice to Employee to that effect, only for "good cause" defined for this purpose to mean (i) material and repeated instances of misconduct or habitual inability to perform the Services, or a violation of Company's published policies or procedures; (ii) a single act so grievous as to constitute the equivalent of such repeated instances, including, without limitation, theft, misappropriation of Company's assets or sexual harassment; (iii) unauthorized disclosure of confidential information related to customers, employees or general business practices or strategies or a material breach of any material covenant, condition, agreement or term of this Agreement; (iv) Employee's breach of any of his fiduciary duties of loyalty to Company; or (v) failure to obey any specific written direction from Company's President or Board of Directors ("Employee's Material Breach"), and only if Company shall have given written notice to Employee specifying the claimed cause or breach, and, provided such breach is curable, Employee fails to correct the claimed breach or fails to alter the objectionable pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than fifteen (15) days after receipt of the applicable written notice or such longer time as may be reasonably required by the nature of the claimed breach, but in no event more than thirty (30) days; and in no event shall a breach of Paragraph 3.1.1(ii) be considered curable.


              4.1.2 EFFECT OF TERMINATION BY COMPANY Should the Term be terminated by Company by reason of Employee's Material Breach, Employee shall have no right to any further Fixed Compensation or Bonus Compensation accruing from the date of termination or thereafter. Company shall pay to Employee all of Employee's Bonus Compensation on a pro-rata basis accruing through the effective date of termination sixty (60) days after the end of the fiscal year of termination.

              4.2 EMPLOYEE'S DEATH OR DISABILITY

                   4.2.1 DEATH   The Term shall immediately terminate upon
Employee's death as certified in accordance with the provisions of California law ("Death").

                   4.2.2 DISABILITY   As used herein, the term "Disability"
shall mean Employee becoming materially unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental injury or illness continuing for any sixty (60) days during any twelve (12) consecutive months of the Term ("Disability Period"). The Term shall terminate at the end of the Disability Period.

                   4.2.3 EFFECT OF DEATH OR DISABILITY

                         4.2.3.1 EMPLOYEE COMPENSATION  Should the Term be
terminated in accordance with the provisions of Paragraphs 4.2.1 or 4.2.2 by reason of Employee's Death or Disability, Employee or his estate (as the case may be) shall have no right to any further Fixed Compensation or any other sums or benefits accruing to Employee after the date of termination. Employee or his estate (as the case may be) shall be entitled to receive such Employee Bonus Compensation accruing through the effective date of termination on a pro rata basis during the fiscal year of such Death or Disability.

5.  GENERAL

         5.1 APPLICABLE LAW CONTROLS Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, provided that (i) in any such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements; and (ii) if any obligation to pay Employee Fixed Compensation, Bonus Compensation or Additional Compensation or any other amount due Employee hereunder is so curtailed, such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

         5.2. ARBITRATION Except as otherwise set forth in this Agreement, any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance or interpretation of the rights and obligations explicitly set forth in this Agreement, including, without limitation, the determination of "Good Cause," shall, upon the election by written notice of either Employee or Company, be settled on an expedited basis by binding arbitration in California before a single arbitrator from the Judicial Arbitration Mediation Service ("JAMS") mutually agreeable to the parties hereto, and, if no agreement is reached, before the arbitrator from JAMS selected in accordance with the rules of JAMS then in effect, which arbitration shall be conducted in accordance with such rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be binding on all of the parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived, unless otherwise provided by applicable law or in any Paragraph of this Agreement, except suit to enforce the arbitration award or in the event arbitration is not available for any reason. The arbitrator shall be bound by the terms and conditions of this Agreement and shall not extend, modify or suspend any of the provisions of this Agreement. The parties to this Agreement agree that no punitive damages may be assessed by the arbitrator against any party before the arbitrator.
The costs associated for the payment of arbitration services with JAMS shall be shared equally by the Company and Employee.

         5.3 PROVISIONAL REMEDIES The parties shall have all rights to provisional remedies which they would have at law or equity with respect to matters not subject to arbitration, including, but not limited to, those matters set forth in Paragraphs 1.4 and 1.5 of this Agreement, notwithstanding the existence of the agreement to arbitrate set forth in Paragraph 5.2 of this Agreement.

         5.4 WAIVER/ESTOPPEL   Any party hereto may waive the benefit of any
provision, condition or covenant set forth in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other party relies upon an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative, and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies, and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

         5.5 NOTICES Any notice which Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by mail, telex, telecopy or telegraph, at the address set forth on page 1 hereof, or any substitute address as Employee may from time to time designate by notice to Company. Any notice which Employee is required or may desire to serve upon Company hereunder shall be served in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on page 1 hereof, to the attention of the President, or such other substitute addresses as Company may from time to time designate by notice to Employee, with copies to:

              Katz, Hoyt, Siegel & Kapor LLP
              Attn.: Jeffrey H. Kapor, Esq.
              11111 Santa Monica Boulevard
              Suite 820
              Los Angeles, California  90025-3342
              Telephone:  (310) 473-1300
              Facsimile:  (310) 473 7138

Any notices or communications sent by telex or telecopy shall be also sent by mail.

         5.6 GOVERNING LAW This Agreement shall be governed by, construed and enforced, and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California.

         5.7 MODIFICATION/ENTIRE AGREEMENT This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith, if any ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

         5.8 PROVISIONAL REMEDIES The parties shall have all rights to provisional remedies which they would have at law or equity with respect to matters not subject to arbitration, including, but not limited to, those matters set forth in Paragraphs 1.4 and 1.5 of this Agreement, notwithstanding the existence of the agreement to arbitrate set forth in Paragraph 4.6 of this Agreement.

         5.9 CORPORATE INTERFERENCE Employee agrees that for a period of two
(2) years following the date upon which Employee ceases to be employed by Company, Employee shall not directly or indirectly, or by action or in concert with others, induce or influence any person who is engaged (as an employee, agent, independent contractor or otherwise) by the

Company to terminate his engagement or to engage or otherwise participate in a business activity directly or indirectly competitive with the Company's business.

         5.10 DEROGATORY COMMENTS The parties promise to refrain from making derogatory comments about each other and their partners, subsidiaries, divisions, affiliated companies, joint venturers, employers or employees. In response to any inquiries or requests for references, the Company will confirm only the dates of Employee's employment and will state that the employment relationship was terminated by mutual agreement.

    Please confirm your agreement to the foregoing by signing below where indicated.

                                  Very truly yours,

                                  Digital Group Inc.,
                                  a California corporation


                                  By:/s/ Samuel S. Guzik
                                     --------------------------
                                         Samuel S. Guzik,
                                         Attorney in Fact


AGREED AND ACCEPTED
this 25th day of November, 1997

EMPLOYEE

  /s/ James Tick
--------------------------------
James Tick

                          APPAREL TECHNOLOGIES FRANCE, SARL
                               15 Rue des Entrepreneurs
                              78420 Carrieres Sur Seine

                                  November 25, 1997


                                      EXHIBIT B


James Tick
19 Quai De La Seine
75019 Paris France


                                 EMPLOYMENT AGREEMENT

Dear Mr. Tick:

     When executed by you ("Employee"), and by a duly authorized representative of Apparel Technologies France SARL, a French corporation ("Company"), and upon the successful closing of the transaction between Company, yourself and Cactus Europe SARL, a French corporation, this Employment Agreement ("Agreement") will set forth the terms and conditions of Employee's employment.

1.  SERVICES

     1.1. EMPLOYMENT Company employs Employee during the Term (as hereinafter defined) to serve as a sales manager and to provide services generally incumbent upon a sales manager including managing the sales force and planning strategies to improve and increase the Company's sales ("Services"). Employee's duties shall be determined by the President and the Board of Directors of Company reasonably consistent with Employee's position and past employment duties. Employee shall comply with all of the reasonable and customary employment policies of the Company. The Services shall be generally performed at the principal offices of Company in France. In addition, the Services may be performed by Employee from time to time on a temporary travel basis at such other locations as Company shall reasonably request, consistent with its reasonable business needs. Employee agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by an employee in Company's business.

     1.2  REPORTING REQUIREMENTS   Employee shall report to Apparel
Technologies, Inc or where more than one manager is appointed, to both Apparel Technologies, Inc. and the Company's Management Board.

     1.3 DUTIES Employee's responsibilities hereunder shall be determined from time to time by Apparel Technologies, Inc., and the Company's Management Board and shall be reasonably consistent with Employee's position and past employment duties.

     1.4  TERM/EXCLUSIVITY

          1.4.1 The Term of this Agreement shall commence on the closing date of the transaction referred to in the first paragraph hereof and shall continue until terminated in accordance with the provisions of this Agreement or French law (the "Term").

          1.4.2 The Services shall generally be rendered on a full-time basis, however the Company acknowledges Employee's additional obligations to Digital Group, Inc. and further acknowledges that approximately twenty five percent of Employee's time, on the whole, will be spent in service to Employee's other employer. Employee acknowledges that his performance and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, and that a breach by Employee of the terms of this Paragraph and Paragraph 1.5 will cause Company irreparable injury. Employee acknowledges that Company is closing the transaction referred to in the first paragraph hereof in reliance upon Employee entering into and performing under this Agreement. Employee agrees that Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Paragraph or Paragraph 1.5, which shall be in addition to any other rights or remedies to which Company may be entitled.

     1.5 CONFIDENTIALITY Employee acknowledges that his services will, throughout the Term, bring Employee into contact with many confidential affairs of Company, including, without limitation, information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs, methods, plans for future development, and other information not readily available to the public and which gives Company a competitive advantage in the market, or the ability to obtain such competitive advantage. In recognition of the foregoing, Employee covenants and agrees as follows:

          1.5.1 Employee will keep secret all confidential matters of Company (unless such confidential matters become public through no fault of Employee) and will not disclose them to anyone outside of Company, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Employee's Services during the Term or as may be required by law; and

          1.5.2 Employee will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's business, which Employee obtained while employed by Company or otherwise serving or acting on behalf of Company, or which Employee may then possess or have under his control.


2.  COMPENSATION

     As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, Company agrees to pay to Employee the compensation set forth below:

     2.1  FIXED COMPENSATION.

          2.1.1 GENERALLY Employee shall be entitled to receive fixed compensation in the amount of One Hundred Five Thousand Dollars (US$105,000) payable on the Company's regular paydays subject to any statutory withholdings which Company may make for income tax or other purposes ("Fixed Compensation").

          2.1.2 ADJUSTMENTS TO FIXED COMPENSATION Employee's Fixed Compensation may be adjusted by Company. However, any reduction in Employee's Fixed Compensation shall require the consent of the Employee.

          2.1.3 TRAVEL BONUS   Employee, in his capacity as sales manager will
be expected to travel in and around Europe and Asia. Consequently, twenty five percent (25%) of the Fixed Compensation due and payable to Employee under the terms of Section 2.1.1 shall be deemed to be a travel bonus. Such travel bonus shall be prorated over the course of each year as a part of Employee's regular paycheck.

     2.2 BONUS COMPENSATION. If Company meets the profitability goals set forth in a plan approved by the Manger or the Management Board of the Company and Apparel Technologies, Inc, Company's parent corporation is operating profitably, Employee shall be paid an addition Fifty Two Thousand Dollars (US$52,000) as bonus compensation

("Bonus Compensation").   All Bonus Compensation is subject to statutory
withholdings which Company may make for income tax or other purposes and shall be paid in French Francs, converted by using the Conversion Ratio in
effect at the time of payment.   Any such Bonus Compensation shall be paid in
accordance with the schedule provided by the Manager or the Management Board in the profitability plan.

     2.3 SPECIAL INDUCEMENTS As a special inducement to Employee to enter into this Agreement, during the Term, Company agrees as follows:

          2.3.1 During each full twelve (12) month period of the Term, to provide Employee five (5) weeks of vacation each year. Said vacation shall be taken at such time or times during the applicable year as may be determined by Employee, subject to Company's business needs ("Vacation Benefits"); and

          2.3.2 Employee will be entitled to reimbursement of his reasonable and customary and documented business expenses incurred on behalf of Company ("Reimbursed Expenses").

          2.3.3 Employee shall participate in any health plan and/or retirement plan that may be in effect from time to time with the Company.

          2.3.4 Company shall purchase for Employee, during the Term, a term life insurance policy with a benefit value that is no lower than Employee's Fixed Compensation. Employee shall have the sole and absolute right to name the beneficiaries of such policy. The company issuing such policy shall have "AA" rating or better from at least two (2) national insurance rating companies. In addition, the Company shall purchase civil liability "general director" insurance for the benefit of Employee. Any life insurance purchased pursuant to this provision shall comply in all respects with the requirements of French law.

     2.4 CONVERSION TO FRANCS. All compensation including but not limited to Fixed Compensation, Bonus Compensation and Additional Compensation shall be paid to Employee in French francs. All amounts are provided for herein are state in U.S. Dollars and shall be converted to French francs at a conversion rate of
6.25 French francs per one U.S. dollar (the "Conversion Ratio"). The Conversion Ratio will be reviewed by the parties hereto every six months to determine whether or not an adjustment in such ratio is warranted. Notwithstanding the foregoing schedule of review, in the event the daily quoted conversion rates of the French Franc to the U.S. Dollar should fluctuate by one franc per U.S. dollar or more (in either direction) within any thirty (30) day period, such fluctuation shall cause an immediate review of the Conversion Ratio provided for herein.

3  EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

     Employee represents and warrants to Company that Employee has the capacity to execute, deliver and perform pursuant to this Agreement, and that his execution, delivery and performance pursuant to this Agreement will not result in a breach of any contract or agreement to which Employee is a party. Employee agrees to indemnify Company for any and all claims, demands, damages, liabilities, losses and causes of actions arising out of a breach by Employee of the foregoing representations and warranties.

4  TERMINATION

     4.1  TERMINATION BY COMPANY

          4.1.1 EMPLOYEE'S MATERIAL BREACH Company shall have the right, at its election, to terminate the Term for breach, by written notice to Employee to that effect, only for "good cause" as defined by the French labor laws. Any such notice of breach shall be delivered to Employee in conformity with the requirements of French labor law. If curable, Employee shall be given notice of the breach and an opportunity to cure such breach. If Employee shall fail to cure any such breach, the Company shall have the right to terminate the Term by following the dismissal procedure as required under French labor laws.

     4.1.2 EFFECT OF TERMINATION BY COMPANY Should the Term be terminated by Company by reason of Employee's Material Breach, Employee shall have no right to any further Fixed Compensation, Bonus Compensation, Vacation Benefits or Reimbursed Expenses accruing from the date of termination or thereafter. Company shall pay to Employee all of Employee's Bonus Compensation on a pro-rata basis accruing through the effective date of termination sixty (60) days after the end of the fiscal year of termination. Following Employee's termination by Company, Employee shall receive any remaining amount of the Additional Compensation due to Employee within a period of no more than two years from the date of Employee's termination. Any payment by Company of any remaining Additional Compensation shall be in cash.

     4.2  EMPLOYEE'S DEATH OR DISABILITY

          4.2.1  DEATH   The Term shall immediately terminate upon Employee's
death as certified in accordance with the provisions of French law ("Death").

          4.2.2  DISABILITY   As used herein, the term "Disability" shall mean
Employee becoming materially unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental injury or illness continuing for any sixty (60) days during any twelve (12) consecutive months of the Term ("Disability Period"). The Term shall terminate at the end of the Disability Period. These disability provisions shall be governed by and subject to French law.

5.  GENERAL

     5.1  WAIVER/ESTOPPEL   Any party hereto may waive the benefit of any
provision, condition or covenant set forth in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other party relies upon an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative, and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies, and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     5.2 NOTICES Any notice which Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by mail, telex, telecopy or telegraph, at the address set forth on page 1 hereof, or any substitute address as Employee may from time to time designate by notice to Company, or when required, notice shall be sent to Employee via registered mail, return receipt requested. Any notice which Employee is required or may desire to serve upon Company hereunder shall be served in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on page 1 hereof, to the attention of the President, or such other address of Company which may from time to time be applicable. Any notices or communications sent by telex or telecopy shall be also sent by mail.

     5.3 GOVERNING LAW This Agreement shall be governed by, construed and enforced, and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of France.

     5.4 MODIFICATION/ENTIRE AGREEMENT This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith, if any ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.

     5.5 PROVISIONAL REMEDIES The parties shall have all rights to provisional remedies which they would have at law or equity with respect to matters not subject to arbitration, including, but not limited to, those matters set forth in Paragraphs 1.4 and 1.5 of this Agreement.

     5.6 CORPORATE INTERFERENCE Employee agrees that for a period of two (2) years following the date upon which Employee ceases to be employed by Company, Employee shall not directly or indirectly, or by action or in concert with others, induce or influence any person who is engaged (as an employee, agent, independent contractor or otherwise) by the Company to terminate his engagement or to engage or otherwise participate in a business activity directly or indirectly competitive with the Company's business.

     5.7 DEROGATORY COMMENTS The parties promise to refrain from making derogatory comments about each other and their partners, subsidiaries, divisions, affiliated companies, joint venturers, employers or employees. In response to any inquiries or requests for references, the Company will confirm only the dates of Employee's employment and will state that the employment relationship was terminated by mutual agreement.

     Please confirm your agreement to the foregoing by signing below where indicated.

                                        Very truly yours,

                                        Apparel Technologies France SARL
                                        a French corporation


                                        By /s/ Samuel S. Guzik
                                           -----------------------------------
                                           Samuel S. Guzik, Attorney in Fact


AGREED AND ACCEPTED
this 25th day of November, 1997

EMPLOYEE

 /s/ James Tick
------------------------
James Tick